EXCLUSIVE DISTRIBUTION AGREEMENT

This Agreement is entered into this 4th day of January 2010 (the "Execution Day"), between:

Medel Group SpA a corporation duly organized and existing under the laws of Italy with its office currently located in Via Micheli 9, 43056 San Polo di Torrile (PR), Italy (hereinafter referred to as "Medelgroup")

and

American Scientific Resources, Inc., 1112 Weston Road, Unit 278, Weston, FL 33326 (hereinafter referred to as "Buyer")

RECITALS

SECTION 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 "Product(s)" means all Mebby branded products and devices. Mebby brand belongs entirely and solely to Medelgroup.

1.2 "Price(s)" means the consideration to be paid by Buyer to Medelgroup for the delivery of products and performance of all necessary services and obligations according to this Agreement as amended by the parties pursuant to this Agreement.

1.3 "Purchase Order(s)" means the document bearing that title into which this Agreement, including its exhibits and all other documents and attachments incorporated as a part of Purchase Order and in which the order is described.

1.4 "Medelgroup Intellectual Property" means the result of researches and developments, inventions, improvements, designs, techniques, methods, ideas, drawings, know-how, technical data and other information, whether patentable or not made by Medelgroup in connection with Products.

1.5 "Territory" means United States of America and Canada.

SECTION 2. EXCLUSIVE DISTRIBUTORSHIP IN THE TERRITORY

2.1 Medelgroup hereby appoints Buyer and Buyer hereby accepts such appointment, as its sole and exclusive distributor of the Products for the Territory.

2.2 By accepting this appointment, Medelgroup commits itself to supply all Products to Buyer.

2.3 By accepting this appointment, Buyer commits itself to implement all the actions required to properly market the Products in the Territory and to stock them in order to grant a regular service to the customers.

2.4 New product ranges, which Medelgroup wishes to introduce in the Territory, will be first proposed to Buyer. If Buyer refuses to sell the new product range within 60 (sixty) days from the date of proposal, Medelgroup will be allowed to sell these products to a third party.

2.5 Medelgroup reserves the right to supply other customers in the Territory on an OEM basis (brands other than Mebby). OEM products will differ from Mebby Products for a different, distinguishable design. Medelgroup also reserves the right to supply other customers in the Territory with other brands belonging to Medelgroup.

2.6 Buyer guarantees to purchase from Medelgroup a Minimum Purchase Volume, specified in the Exhibit A – "Sales Targets" of this Agreement. In case Buyer fails to purchase the Minimum Purchase Volume of each yearly period, as specified in Attachment A, Medelgroup may terminate this Agreement with notification by certified mail within 90 (ninety) days after the end of each yearly period. In such an event, Medelgroup may continue, at its sole discretion, to supply Buyer with the Products on a non-exclusive basis with terms and conditions to be agreed

2.7 Medelgroup and Buyer may agree from time to time on the compensation of the costs of specific promotional activities in the Territory.

2.8 Buyer may appoint sub-distributors, agents or other entities to use, market, sell or otherwise distribute Products within the Territory, provided, however, that any compensation to such sub-distributors, agents or other entities will be solely Buyer's responsibility.

2.9 Medelgroup shall own the worldwide right, title and interest in Medelgroup Intellectual Property. No right, title or interest in or to any Intellectual Property Rights of Medelgroup shall be deemed to be conferred to Buyer by this Agreement, including but not limited to, trademarks, patents and copyrights. Buyer cannot in any way manufacture, produce, sell or distribute Products which use or enjoy Medelgroup's Intellectual Property Rights other than those sold by Medelgroup to Buyer.

2.10 All information on Products admitted by this Agreement shall be considered by partied hereto of confidential nature and shall not be divulged or used for any reason exceeding the specific purposes of this Agreement.

SECTION 3. PRODUCTS

3.1 Products may be added, deleted or otherwise changed ("Product Change") by agreement between Medelgroup and Buyer at any time.

SECTION 4. PRICES AND PAYMENT

4.1 Medelgroup shall provide to Buyer an initial price list for all Products.

4.2 Price shall be listed or otherwise quoted in US DOLLARS and based on EX-WORKS PARMA (Incoterms 2000) delivery.

4.3 Notwithstanding Section 4.1, Prices may be amended or otherwise changed by agreement between the parties in writing at any time. Prices amendment will be negotiated in good faith, in particular, in case of unforeseeable and material modification of the average price of raw material and labour cost.

4.4 Payment of Products shall be made either in advance or by Irrevocable Letter of Credit at 60 days from invoice date or by T/T transfer at 60 days from invoice date with Stand/By Letter of Credit.

SECTION 5. PURCHASE ORDERS

5.1 Purchase Orders shall set out Prices, quantities and delivery dates of products, shipping and handling instructions and other terms and conditions may be set out in Purchase Orders. All terms and conditions set out in Purchase Orders shall be in accordance with the terms and conditions as specified in this Agreement. Medelgroup shall provide a Sales Contract for each Purchase Order.

5.2 Buyer shall use best efforts to notify Medelgroup of its future purchase plans and forecasts from time to time for assisting Medelgroup in manufacturing and delivering Products according to this Agreement. Buyer recognizes that it is not technically reasonable or otherwise practicable to comply with the lead time of Products if future purchase plans and forecasts are inaccurate. To prevent delay in delivery of Products, Buyer shall therefore use best efforts to provide Medelgroup with accurate purchase plans and forecasts in timely manners so as to keep Products competitive in respective markets.

5.3 Buyer shall issue a Purchase Order at least 3 (three) months prior to delivery date. If Buyer is to issue a Purchase Order less than 3 (three) months prior to delivery date, Medelgroup shall make its best efforts to manufacture and deliver Products on the requested delivery date.

5.4 Should any term or condition stated in any Purchase Order or acknowledgement of a Purchase Order be inconsistent or in conflict with this Agreement, the terms and conditions of this Agreement shall prevail and the conflicting terms and conditions will have no force or effect.

SECTION 6. DELIVERY

6.1 Unless otherwise agreed in writing, all Deliveries of Products shall be made EX-WORKS PARMA (Incoterms 2000).

6.2 Delivery terms of each Purchase Order shall be confirmed in each "Sales Contract". Delivery terms may be postponed according to the production demand of Medelgroup, with particular reference to material supplying, labour availability and force majeure causes, such as strikes, accidents, labour disputes, military conflicts, insurrections, riots, explosions, lightnings, earthquakes, fires, storms and flood.

6.3 If Medelgroup is unable to deliver Products on the Delivery date, stated in the accepted Purchase Order, it shall immediately notify Buyer of the reasons for the delay and another Delivery date.

SECTION 7. WARRANTY AND LIMIT OF LIABILITY

7.1 Buyer will be responsible for the legal warranty in the Territory while it is the appointed distributor under this Agreement. The Buyer shall have a reasonable time to inspect the Products. The Buyer shall notify Medelgroup of particular deficiencies during the inspection

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period, which shall be no greater than 45 (fourtyfive) business days following Buyer's receipt of the Products at its principal place of business. The above shall in no way diminish Medelgroup's responsibility with respect to Product warranties. Buyer at its option may require Medelgroup to either (i) replace or (ii) credit or (iii) return payment for, any defective product found during the inspection.

7.2 Medelgroup warrants that the Products will be free of defects in design, material and workmanship.

7.3 Should any one component or Product fail and reach epidemic proportions, Medelgroup will:

- Provide repairs or replacements at its own premises for those parts resulting to be defective either for the materials used or for design and manufacturing defects; or upon mutual agreement,

or

- Reimburse Buyer of the Prices paid for the defective Products against the return of them

or

- Provide free units as replacement of defective Products against the return of them

7.4 Epidemic failure is where any one fault exceeds 10% of one single component or Product during the legal warranty period and in any case within 2 (two) years from the invoice date.

7.5 Any expense sustained by Buyer or by any other party for repair or replacement operations not explicitly authorized by Medelgroup, will not be reimbursed. Upon mutual agreement, Medelgroup may authorize and Buyer may accept to perform repairs, providing it with the necessary spare parts and components.

7.6 In no event Medelgroup shall be responsible for any loss of profits, facilities, equipment or other incidental, consequential or special damages. Medelgroup's liability, whether based on contract, tort, warranty, strict liability or any other theory, shall not exceed the repair or replacement operations as provided in Section 7.3 herein above.

SECTION 8. TERM

This Agreement shall come into effect on the Execution Day and continue to be valid for 3 (three) years thereafter, provided the conditions under Section 2.6. Thereafter, this Agreement shall be renewed for successive one year terms unless sooner terminated by either party upon no less than thirty (30) days written notice given prior to the commencement of any renewal term or in accordance with the provisions of Section 9 below.

SECTION 9. TERMINATION

In addition to any other provision provided in this Agreement, either party may immediately cancel all Purchase Orders and terminate this Agreement at no charge and without any further liability to the other party by giving written of termination to the other party if:

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- The other party defaults in any of its obligations under this Agreement or under any agreement to be entered into pursuant to this Agreement and fails to cure such default within 30 (thirty) days after receipt of the written notice
- There shall be filed by or against the other party any application for bankruptcy, dissolution, liquidation, composition or company reorganization
- A receiver or trustee is appointed with respect of any of the assets of the other party
- The other party makes a general assignment for the benefit of creditors
- The other party becomes insolvent, including, without limitation, the condition of default of payment of any invoice or failure to satisfy any judgement of payment entered against the other party
- The whole or substantial part of the business of the other party is transferred to a third party by assignment, order of court or otherwise
- The other party becomes subject to any other debtor relief proceedings either voluntarily or involuntarily and such proceedings shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the date of entry thereof
- Either government of any governmental entity expropriates or condemns all or substantially all of the assets or te capital stock of the other party (or of any lesser portion of such assets or capital stock)

SECTION 10. EFFECT OF TERMINATION

10.1 The party terminating this Agreement pursuant to the express provisions of this Agreement shall not incur any liability to the other party by reason of termination of this Agreement either for compensation or damages on account of loss of present or prospective profits or expenditures or investments for any reason whatsoever.

10.2 The Termination of this Agreement shall also terminate Buyer's license and right to use Mebby brand name and logo.

SECTION 11. ASSIGNMENT

Neither party shall assign to a third party this Agreement or any of its rights or obligations under this Agreement, in whole or in part, without prior written consent of the other party. Any attempted assignment without such consent shall wholly be void and totally ineffective for all purposes.

SECTION 12. NON-WAIVER

Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provision or right or remedy of the party to enforce such provision.

SECTION 13. INDEPENDENT CONTRACTOR

Each party shall be an independent party performing this Agreement. This Agreement shall not create any agency, partnership, joint venture or other joint relationship between

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the parties. Neither party shall be granted any right nor authority to assume or create any obligation or responsibility expressly or impliedly, on behalf of or in the name of the other.

SECTION 14. GOVERNING LAW

14.1 Any reference made to trade terms is deemed to be made to the relevant term of Incoterms published by the International Chamber of Commerce and the version current at the date of issuing a Purchase Order hereunder.

14.2 The validity, construction and performance of this Agreement as well as the sale made between the parties under this Agreement shall be governed and interpreted in accordance with the laws of Italy.

SECTION 15. ARBITRATION

All disputes arising out or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce of Milan by one arbitrator appointed in accordance with said Rules. Place of Arbitration will be Milan, Italy. Language of Arbitration will be English.

SECTION 16. ENTIRE AGREEMENT

16.1 This Agreement constitutes the final and entire Agreement between the parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, agreements or commitments, whether oral or in writing and whether express or implied, between the parties.

16.2 No modification, changes, amendments, supplements nor additions of this Agreement shall be binding upon the parties, except by mutual consent in writing and signed by duly authorized officers or representatives of the parties.

SECTION 17. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument. This Agreement may be executed via facsimile with an original signature thereafter furnished, provided however that neither party may avoid any obligation hereunder by failing to provide such original signature.

In witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

- **Exhibit A: Sales Targets**

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MEDELGROUP

BY: [signature]

NAME: EMILIO ATTOLINI

TITLE: PRESIDENT

DATE: 11 JAN 2010

PLACE: PARMA, ITALY

BUYER

BY: [signature]

NAME: Christopher F. Tirotta

TITLE: CEO

DATE: 1/14/10

PLACE: Wstn. FL

EXHIBIT A

SALES TARGETS

BUYER agrees to purchase Mebby Products for an amount of no less than **US DOLLARS** in a 3 (three) year period , divided as follows:

USD 700000 (sevenhundredthousands) in the first yearly period of this agreement
USD 1000000 (onemillion) in the second yearly period of this agreement
USD 1500000 (onemillionfivehundredthousands) in the third yearly period of this agreement

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